Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D and any amendment thereto with respect to the Common Stock beneficially owned by each of them of Prairie Operating Co. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D or any amendment thereto.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 15th day of May, 2023.

/s/ Edward Kovalik
Edward Kovalik

/s/ Gary C. Hanna
Gary C. Hanna